Exhibit 10.6

CARD SPONSORSHIP AND SERVICES AGREEMENT

The Card Sponsorship and Services Agreement (the “Agreement”) dated as of July 16, 2007 and is between 3PEA International, Inc., located at 3068 E. Sunset Road, Suite 3, Las Vegas, Nevada 89120 (“Customer”) and Monterey County Bank, a California banking corporation, with an address of 601 Munras Avenue, Monterey CA 93940 (“Bank”).

RECITALS

A. Customer is in the business of providing financial service processing or marketing services to the customers or employees of various business or governmental entities;

B. Bank is or will be licensed and authorized to issue stored value cards with Marks from various System Operators;

C. Customer desires the Bank, from time to time, to issue stored value cards and provide other banking services to Customers or in connection with Third Party Clients pursuant to this Agreement;

D. Bank is willing to issue stored value cards and provide certain banking services in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I – DEFINITIONS

SECTION 1.1. Definitions

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) Addendum means the terms and conditions between Bank and Customer for a Program to be offered to Customer or Third Party Clients

.

(b) Bank Mark means the service marks or trademarks of the Bank set forth in Section 2.2.

(c) By-laws and Operating Rules mean the By-laws and Operating Rules of a System Operator.

(d) Card means a stored value debit card, which is issued pursuant to the Operating Rules of a System Operator and issued by the Bank.

(e) Cardholder means the person (i) who is issued a Card pursuant to a program, and (ii) uses the Card to originate a Card transaction and includes any person who is authorized to use the Card.

(f) Card Account Income means all revenue received from a Cardholder as disclosed in the Cardholder Agreement including but not limited to interest income, annual fees, cash advance fees, over-limit fees, late payment fees, balance inquiry fees, and other fees as specified from time to time.

(g) Cardholder Agreement means the agreement between Bank and Cardholder governing the terms and use of a Card.

(h) Deposit Account means a demand, time, savings, passbook, or like account maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a certificate of deposit, each of which is maintained at or for the benefit of the Bank.

(i) Graphic Standards mean all standards, policies, and other requirements adopted by a System Operator from time to time with respect to use of its Marks.

(j) Independent Sales Organizations mean any company, corporation or partnership, other than the Customer, which introduces Customer to an entity that becomes a Third Party Client.

(k) Interchange or Interchange Fee means the fee paid to the Bank by an acquiring financial institution for a Card transaction, as established by a System Operator from time to time.

(l) IPO means an independent processing organization which is retained by a Customer to perform some or all of the Processing Services.

(m)Mark means the service marks and trademarks of a System Operator and the Bank, including but not limited to, the names and other distinctive marks or logos that identify a System Operator and Bank.

(n) Membership means the membership in a System Operator and licensing rights thereto obtained by Bank.

(o) Operating Account means an account established by the Bank for each Program into which all Program Income for a Program shall be deposited as described in Section 2.9.

(p) Operating Rules mean the bylaws and operating rules and regulations of a System Operator, or Bank, as the case may be, as the same may from time to time be amended, modified, or supplemented.

(q) Processing Services mean those services, which are necessary to issue a Card and process a transaction in accordance with the By-laws and Operating Rules of a System Operator and Rules of any Regulatory Authority and shall include, but not be limited to, Card set-up and maintenance, Card design, Card production, Card issuance, transaction processing, Settlement, System Operator access, Cardholder dispute resolution, customer service, System Operator compliance, regulatory compliance, security and fraud control, collections, and activity reporting.

(r) Program means the process whereby the Customer, for itself or for Third Party Clients, develops and handles the marketing, evaluation, processing, administration, and supervision of the distribution and use of Cards by individuals or groups identified by Customer for itself or for such Third Party Clients from time to time during the term of this Agreement and which is described in a Program Description attached hereto as an Addendum from time to time.

(s) Program Account means an account established by the Bank for each Program as provided in Section 2.8, which is funded by Customer or by Third Party Clients with sufficient monies, determined by Bank from time to time, to fund the appropriate Settlement Clearing Account for a Program.

(t) Program Revenues mean all Card Account Income and Interchange Fee revenues generated in connection with a Card for a Program.

(u) Regulation means the regulations, all amendments thereto and official interpretations thereof issued by the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and any Federal or state agency having jurisdiction over Bank or Customer.

(v) Regulation E means (i) the regulations, all amendments thereto and official interpretations thereof (12 C.F.R. §205, et seq.) issued by the Board of Governors of the Federal Reserve System implementing Title IX (Electronic Funds Transfer Act) of the Consumer Credit Protection Act as amended (15 U.S.C. 1693 et. seq.), and (ii) the Electronic Funds Transfer Act and any amendments thereto.

(w)Regulation Z means (I) the regulations, all amendments thereto and official interpretations thereof (12 C.F.R., §226.5, et seq.) issued by the Board of Governors of the Federal Reserve System.

(x) Regulatory Authority means, as the context requires, any System Operator; the State of California; the Federal Deposit Insurance Corporation; the Federal Reserve Board; and any Federal or state agency having jurisdiction over Bank or Customer.

(y) Rules means all applicable federal and state laws and regulations, all rules and regulations promulgated by a Regulatory Authority, any Operating Rules, and the policies and procedures of the Bank, as amended from time to time.

(z) Settlement means the movement of funds between Bank and System Operators in accordance with the Operating Rules to settle Card transactions.

(aa) Settlement Clearing Account means the Deposit Account established for each Program pursuant to Section 2.7 which is held by the Bank to fund the Settlement process for Client or

Third Party Clients participating in a Program.

(bb) Solicitation Material means the advertisements, brochures, applications, marketing materials, telemarketing scripts and any other written or electronically digitized materials relating to a Program, including point of purchase displays, television advertisements, radio advertisements and advertisements for the Program in any media or other materials sent to Cardholders, Customers or prospective Customers from time to time.

(cc) System Operator means MasterCard®, VISA®, Maestro®, Cirrus®, Plus®, STAR®, Pulse®, NYCE® and/or any other Card network system.

(dd) Third Party Client means a company or governmental agency, which wishes to issue Cards to its employees, customers, distributors, beneficiaries or other parties which is a client of Customer.

ARTICLE II - DUTIES OF CUSTOMER

SECTION 2.1. Marketing

Customer shall, from time to time, use reasonable business efforts to promote and market Cards to prospective Third Party Clients and Cardholders.  Except as may be agreed to in writing by the parties from time to time during the term of this Agreement, each party shall be responsible for its own costs and expenses associated with marketing of any Card under this Agreement.

SECTION 2.2. Use of the Bank Marks; Other Marks

(a) Bank Authorization. Bank hereby grants to Customer, during the term of this Agreement, a non-exclusive, royalty-free, nonassignable license, in the United States, to use the Bank Marks (and the copyrights that exist in such marks, if any) as Bank expressly authorizes in connection with the Program, including but not limited to, on the Cards, account billing statements, Cardholder Agreements, Solicitation Materials and in other communications to Customers, prospective Customers and Cardholders, as permitted in this Agreement.  The Bank Marks are: Monterey County Bank and such other Marks for which Customer is granted a license to use in connection with a Program. The Bank Marks shall be used by Customer only in the forms and formats expressly approved by the Bank. Except as provided herein, it is expressly agreed that Customer is not acquiring any right, title or interest in the Bank Marks, which shall remain the property and/or rights of the Bank. Customer agrees that it shall not attack the title or any rights of the Bank in and to the Bank Marks. Customer shall assist Bank, to the extent necessary and at Bank’s sole expense, in protecting the Bank’s rights in the Bank’s Marks.

(b) Authorization of Solicitation Materials. To assure the use and maintenance of such high standards of quality, workmanship, style and appearance and the proper use of the Bank Marks, Customer shall submit to Bank for its prior approval, such approval not to be unreasonably delayed or withheld, all such Solicitation Materials which contain a Bank Mark. Customer shall provide to Bank ten (10) samples of all Solicitation Materials.  Bank shall provide Customer all camera-ready artwork for the Bank Marks.  After any Solicitation Material has been approved by Bank pursuant to this section, Customer shall only use the Solicitation Materials so approved, unless it receives the prior written approval of Bank. If Bank determines, after reviewing proposed Solicitation Materials that it disapproves of such materials using its reasonable judgment, then Bank shall so advise Customer, and such materials shall not be printed or used, as the case may be, until appropriate corrective action is taken to the reasonable satisfaction of Bank.  All Solicitation Materials prepared by Customer shall bear the trademark and copyright notices of Bank in a form and manner specified by Bank.

(c) Ownership Rights. Except as otherwise provided herein, upon termination of this Agreement, all rights conveyed by a party with respect to the use of the Bank’s Marks shall cease.

(d) Other Marks.  Customer agrees to comply with all Rules and Operating Regulations relating to the use of the Marks on Cards or in connection with the Solicitation Materials.

SECTION 2.3. Implementation

Prior to Customer or any Third Party Clients issuing Cards for a Program and subject to Bank’s approval of the Third Party Client, Customer and Bank shall enter into an Addendum for such Program.  In addition, all programs must be submitted and approved in accordance with all regulations.

SECTION 2.4. Printing of Cards and Cardholder Agreements

All Cards and Cardholder Agreements shall identify Bank as the issuer of the Card and include such other names and Marks as may be required to conform to Graphic Standards, By-laws and Operating Rules, Regulatory Authority and Rules. The design for the Card, Cardholder Agreement and disclosure statements shall be subject to Bank’s prior approval, which shall not be unreasonably withheld or delayed, and must comply with all applicable laws, regulations, By-laws and Operating Rules. The costs associated with the design, printing, compliance review or distribution of Cards, Cardholder Agreements and disclosure statements will be borne solely and exclusively by Customer.

SECTION 2.5. Card Pricing

All charges and fees to be paid by applicants to become Cardholders shall be determined by Customer and shall be those charges, which comply with all State and Federal laws, rules and regulations governing the issuance of Cards by Bank.  All charges and fees assessed to Cardholders shall be subject to Bank’s prior written approval. The Bank, from time to time, may choose to issue Cards to regular depositors of the Bank or to other customers of Bank and any of its affiliates.  All charges and fees to be paid by applicants under these depositors or customers shall be determined by Bank.

SECTION 2.6. Establishment of Cardholder Accounts

The parties’ respective obligations with respect to the establishment of Cardholder accounts, and the terms and conditions upon which the Cardholder may use the Card shall be described in the Addendum for each Third Party Client.  All Cardholder accounts are Bank’s property subject only to the Card Account Income sharing set forth in this Agreement.

SECTION 2.7. Settlement Clearing Account

(a) Customer shall establish with the Bank a Settlement Clearing Account which shall be used to receive funds by the Bank from time to time from the Customer or any Third Party Client which funds shall be transferred by the Bank from the Program Account. Funds from the Program Account shall be transferred from time to time by the Bank into the Settlement Clearing Account to settle transactions with System Operators which relate to Cards issued to Cardholders in connection with the Program for Customers and Third Party Clients.

SECTION 2.8. Program Pre-Funding Account

(a) Customer or Third Party Clients shall establish with the Bank and fund a Pre- Funding Program Account in such amount as shall be set forth in the Addendum for the Third Party Client.  Funds deposited in the Program Pre-Funding Account shall be cleared and non-reversible good funds. Any amounts deposited into the Program Pre-Funding Account shall be used to settle Card transactions by transferring, on each business day, an amount equal to the amounts loaded or funded onto Cardholder accounts.  These funds are to be deposited in the Settlement Clearing Account.  The Program Pre-Funding Account funds shall be deposited into a non-interest bearing demand account established at Bank. Bank shall have no obligation to invest Program Pre-Funding Account funds for Customer or Third Party Client’s benefit. The Program Pre-Funding Account shall only be debited by Bank.  Customer and Third Party Client shall not debit or withdraw funds from the Program Account without Bank’s prior written authorization being given as to each proposed Customer/Third Party Client debit or withdrawal.  The Program Pre-Funding Account and any other accounts established by the Bank in connection with the Program Pre-Funding Account shall be assigned to the Bank as collateral security for the obligations of the Customer or any Third Party Client.  Customer or any Third Party Client shall execute such documents as Bank may require to confer and perfect a security interest in the Program Account.

(b) To protect Bank against any loss it may incur by making funds available to the Cardholders, Customer agrees and shall cause all Third Party Clients to agree with Bank that (i) Bank shall have access to all data and information relating to the Program Pre-Funding Account; and (ii) Bank may transfer funds to the Settlement Clearing Account from the Program Pre-Funding  Account to settle Card transactions in connection with Cardholders sponsored under a Program for Card Transactions presented to the Bank with respect to the Cardholders of such Customer or Third Party Clients (iii) Customer shall indemnify and hold Bank harmless from any losses that it may incur by making funds available to Cardholders. Customer shall cause each Third Party Client to execute and deliver to Bank such instruments as Bank may reasonably require to carry out the intent of this Section.

SECTION 2.9. Income Account

Customer or Third Party Client shall establish with the Bank an Income Account into which shall be deposited all Program Income with respect to a Program. The Bank shall transmit on a monthly or sooner basis the Customer or the Third Party Client’s portion of the Program Income after the satisfaction of any minimum deposit that is required to be maintained in the Program Pre-Funding Account to satisfy any indemnification obligations, insurance deductible obligation, or required payment of expenses of such Customer or Third Party Client as set forth in this Agreement or in the Addendum. Customer must setup programs at a Bank authorized processor in a manner which allows efficient accounting and separation between programs for the Bank.

SECTION 2.10. Customer Service Standards

Customer shall adhere to customer service standards for Cardholder servicing that are reasonably designed to promote customer satisfaction and to promote the preservation and growth of the Cardholder base.

SECTION 2.11. Access to Program Documents and Information

Customer shall provide all information and documents required by Bank to comply with all applicable laws and regulations of all Regulatory Authorities concerning the Program and the Cardholders which Customer may acquire or which may be in the control and possession of Customer.

SECTION 2.12. Sponsorship Certification and Administrative Fees

(a) Bank shall complete all registration requirements for Customer and any Third Party Customers required by each applicable System Operator, as reasonably requested by Customer from time to time.  Customer shall pay all applicable fees and expenses of each applicable System Operator imposed upon Bank as a result of its sponsorship or registration of, and as required to maintain, any Program, but Customer shall not be responsible for any annual membership fees relating to Bank’s Membership with any System Operator.

(b) Customer acknowledges that a condition precedent to the implementation of any Program is that each Program has received the required approval for the Program and the Graphic Images on any Card from the appropriate System Operator.

(c) Customer acknowledges and agrees that it is responsible for any and all obligations related to the operations of a Program which are imposed upon Bank whether by a System Operator or by a Regulatory Authority, under applicable Rules, promptly after receipt of notice thereof from Bank, except that Customer shall not be liable for any penalties or fines imposed on Bank unless such penalties or fines are the result of action or inaction by Customer or its agents.

SECTION 2.13. Liability of Customer for System and Regulatory Claims

Customer shall be liable to each System Operator and Bank for any and all liabilities and every loss, claim, demand, and cause of action (including, without limitation, the cost of investigating the claim, the cost of litigation and reasonable attorneys’ fees, whether or not legal proceedings are instituted and whether paid or incurred, as the case may be) by or on behalf of any System Operator, Bank or any Cardholder as a result of Customer’s failure to comply with the Rules or By-laws of the System Operator or regulations of any applicable Regulatory Authority.

Should Bank be assessed any fees by any System Operator in connection with this Agreement, Bank shall invoice Customer for such amounts, which shall be due and payable, and shall be paid, within twenty (20) days of receipt.  If any amounts so invoiced by Bank to Customer are not paid, Bank may debit the invoiced amount from Customer’s Operating Account established under Section 2.8.

SECTION 2.14 Insurance and Risk Management

If so noted on the Addendum, Customer shall cause an insurance policy to be issued by an insurance company with an A+ Best rating with Customer and Bank as coinsured. The insurance policy shall provide coverage to repay Bank in the event of any losses from merchant fraud, cardholder fraud and uncollectible charge backs.  The policy shall have a per-incident and annual deductible payable by Customer not to exceed a total of $[***] and a total loss coverage of not less than the amount set forth in the Addendum. The policy shall stipulate that the coverage afforded Bank shall apply as primary insurance and that any other insurance carried by Bank shall be excess only and will not contribute with this insurance.  The policy shall also provide Bank with thirty (30) days notice of termination or cancellation and allow Bank an opportunity to continue coverage in the event of termination for non-payment of premiums.  The policy will be issued and approved by Bank before the solicitation or issuance of any Cards under this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Customer Representations and Warranties

Customer represents and warrants to Bank as follows:

(a) Organization. Customer is a corporation or business duly organized, validly existing and in good standing under the laws of the state in which it was organized.

(b) Capacity; Authority; Validity. Customer has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement.  This Agreement and the consummation by Customer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Customer, and this Agreement has been duly executed and delivered by Customer and constitutes the valid and binding obligation of Customer and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Customer nor the consummation of the transactions contemplated herein by Customer will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any contract, instrument or commitment to which Customer is a party or by which it is bound, (ii) violate the certificate of incorporation or bylaws, or any other equivalent organizational document of Customer, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Customer is a party or by which it is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Customer is a party or by which it is bound. Customer is not subject to any agreement with any regulatory authority which would prevent the consummation by Customer of the transactions contemplated by this Agreement.

(d) Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any governmental agency to which Customer is a party and by which it is bound, which adversely and materially affects any of its assets or the ability of Customer to consummate the transactions contemplated hereby and, to the best of Customer’s knowledge and Confidential material redacted and filed separately with the Commission information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and to the best of Customer’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(e) No Consents, Etc. No consent of any person (including, without limitation, any stockholder or creditor of Customer) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with the execution or delivery of this Agreement by Customer, the validity or enforceability of this Agreement against Customer, the consummation of the transactions contemplated thereby, or the performance by Customer of its obligations thereunder.

(f) Compliance with Laws. All Solicitation Materials or other documents prepared by or on behalf of Customer that are mailed or supplied to the general public, Customers, applicants and Cardholders in connection with the Program will comply with all applicable federal and state laws and regulations. The Customer shall carry out its duties and obligations under this Agreement (and cause any Third Party Clients to carry out their respective duties and obligations under this Agreement) in compliance with all Rules.

SECTION 3.2. Bank Representations and Warranties

Bank represents and warrants to Customer as follows:

(a) Organization. Bank is a bank duly organized, validly existing and in good standing under the laws of California.

(b) Capacity; Authority; Validity. Bank has all necessary corporate power and authority to enter into this Agreement and perform all of the obligations to be performed by it under this Agreement.  This Agreement and the consummation by Bank of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bank and this Agreement has been duly executed and delivered by Bank and constitutes the valid and binding obligation of Bank and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Bank nor the consummation of the transactions contemplated herein by Bank will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Bank is a party or by which Bank is bound, (ii) violate the certificate of incorporation or bylaws, or any other equivalent organizational document of Bank, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound, except for approvals which Bank may be required to obtain under the Operating Regulations. Bank is not subject to any agreement with any regulatory authority which would prevent its consummation of the transactions contemplated by this Agreement.

(d) Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any governmental agency to which Bank is a party and by which it is bound, which adversely and materially affects any of its assets or the ability of Bank to consummate the transactions contemplated hereby and, to the best of Bank’s knowledge and information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and to the best of Bank’s knowledge no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(e) No Consents, Etc.. No consent of any person (including without limitation, any stockholder or creditor of Bank) and no consent, license, permit or approval or authorization or exemption by notice to report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution or delivery of this Agreement by Bank, the validity of this Agreement with respect to Bank, the enforceability of this Agreement against Bank, the consummation by Bank of the transactions contemplated hereby, or the performance by Bank of its obligations hereunder except as may be required under the Rules governing Bank.

(f) Compliance with Laws. The Bank complies in all material respects with all Rules and all applicable federal and state laws and regulations.

(g) Property Rights. Bank is the owner of the Bank Marks and has the authority to grant the license granted to Customer pursuant to Section 2.2 to use the Bank Marks.  The use by Customer of the Bank Marks during the term of this Agreement will not infringe upon the copyright, trademark, patent or proprietary rights of any third party.

ARTICLE IV - COVENANTS OF CUSTOMER

SECTION 4.1. Covenants

Customer covenants and agrees with Bank as follows:

(a) It will comply with the terms of this Agreement and all Rules which relate to the matters and transactions contemplated by this Agreement.

(b) It will, and it will cause each Third Party Client, Independent Service Organization, or IPO to comply with the Rules applicable to the Bank relating to privacy and with Bank’s privacy policies as amended from time to time, and will not disclose, and will cause each Third Party Client, Independent Service Organization or IPO not to disclose, any personal nonpublic information relating to any Cardholder unless permitted by the Rules and Bank’s Privacy Policy.

(c) It will promptly give written notice to Bank of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Customer or Third Party Client and any pending, or threatened litigation and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Customer.

(d) Within ten (10) business days after the end of each calendar month, Customer will provide Bank a list of any consumer complaints, which Customer has received during the preceding month, showing the name and address of each complaining Cardholder, a brief summary of the Cardholder’s complaint, whether the complaint has been resolved and if so, the manner in which the consumer complaint was resolved.

(e) Customer will not engage in a cardholder relationship with any individual that is identified by the Office of Foreign Asset Controls as a specific designated national or who appears on any United States government terrorist list.  Customer will ensure that necessary controls, acceptable to and periodically reviewed by Bank, shall be implemented for checking Third Party Clients, Independent Sales Organizations, Card distributors, and Cardholders against the OFAC SDN and United States government data bases before transacting business. Customer shall comply with the United States Patriot Act and shall adopt and implement policies and procedures to assure compliance with the United States Patriot Act and its regulations, as amended.  Customer shall submit to Bank for Bank’s review and approval Customer’s policies and procedures, including amendments and revisions, for compliance with the United States Patriot Act.

(f)  Customer shall comply with Bank’s procedures and policies regarding PIN issuance and enrollment materials and shall take necessary precautions to ensure that only authorized persons have access to PINs.

(g) Customer shall be responsible for promptly notifying Cardholders of any amendments to Bank’s Cardholder Agreement and Service Fee Schedule and other disclosures required by the Rules.

ARTICLE V - DUTIES OF BANK

SECTION 5.1. Background Investigation of Customer and Principals

Bank will conduct a background investigation of Customer and its principals in accordance with the requirements of System Operator and Regulatory Authorities, and may conduct, at its expense, such other reasonable investigation as it may from time to time believe appropriate, and Customer shall reasonably cooperate with Bank in connection therewith. An adverse background investigation as determined by reasonable standards of conduct and behavior of any current or future employee of Customer could result in termination of this Agreement in the Bank’s sole discretion.

SECTION 5.2. Membership in System

Bank shall retain its Membership in System in good standing and shall abide in all material respects by all rules and regulations applicable to Bank.

SECTION 5.3. Notices

Bank shall deliver to Customer a copy of all notices or correspondence that it receives from any System Operator, or any other third party, relating to Bank’s sponsorship of Customer, within five (5) business days of receipt of such notice or correspondence.

ARTICLE VI - PROCESSING OF TRANSACTIONS

SECTION 6.1. Independent Processor

Bank or Customer may contract for the services of an IPO to perform some or all of the Processing Services, and in the case of the Customer, with the prior consent and approval of such IPO by the Bank. Customer agrees to utilize Load Restriction programming.  If not provided by the Bank through an arrangement with its IPO, as noted on the Addendum, Customer shall, at its sole expense, perform or cause to be performed by an IPO, all Processing Services for the Program and related activities.

SECTION 6.2. Account Data

(a) Customer shall advise Bank from time to time and as Bank may reasonably request with respect to any issues, problems, or concerns relating to Processing Services.

(b) When and as reasonably requested by Bank, Customer shall promptly provide to Bank all data and other information which may be in possession of or available to Customer or any third party retained by it concerning the Processing Services and Cardholder transactions. Customer shall make such data and other information available to Bank at Customer’s sole cost and expense.  Customer, Third Party Clients, and its IPO shall retain all account data for a period of five (5) years after the termination of this Agreement.

ARTICLE VII  - COMPENSATION AND EXPENSES

SECTION 7.1. Compensation of Bank

As compensation for performing its obligations under this Agreement, Bank shall receive the payments for its services as set forth in the applicable Addendum. In addition, Bank will receive any setup fee set forth in the Addendum to be paid at the time and manner set forth in the Addendum. Bank shall have the right to debit its compensation for services from Customer or Third Party Client’s Program Pre-Funding Account on a monthly basis.

SECTION 7.2. Expenses of Bank

Bank shall be solely responsible for the following expenses:

(a) Bank’s own internal costs and expenses incurred in connection with maintaining the Settlement Clearing Account, the Program Account and the Operating Account and its own internal monitoring of a Program.

(b) All annual Membership fees related to Bank’s license with and Membership in any System Operator utilized by the Program, and any fees and penalties assessed by any such System or Regulatory Authority against the Bank in connection with the Bank’s sole conduct.

SECTION 7.3. Payment to Customer

Customer shall receive such portion of the Program Revenues, including without limitation, Interchange Fees assessed under a Program as set forth in an Addendum.

SECTION 7.4. Expenses of Customer

Customer shall be solely responsible for the following:

(a) Costs incurred by the Bank or any IPO to perform Processing Services, or by Customer and any party under its control or any party for which it is providing Processing Services, including preparing and mailing Card account statements.

(b) Cardholder account processing costs incurred by Bank or any IPO, as referred to herein, or by Customer, and any party under its control or any party for which it is providing Processing Services.

(c) Advertising and other expenses associated with the marketing of Cardholder accounts incurred by Customer, any party under its control or any party for which it is providing services.

(d) Expenses associated with printing Cards, which are incurred by Customer, any party under its control or any party for which it is providing services.

(e) System transaction fees related to the Program.

(f) Funding of the Settlement Clearing Account.

(g) Processing and other fees or charges, including operating certificate fees, attributable to Cardholders and payable pursuant to any agreement between Bank and any IPO, and any extensions or renewals thereof, each as provided herein, as and when the same are due and payable by Bank.

(h) All fees payable to any System Operator for registration of Customer, any IPO or any Independent Sales Organizations.

(i) All fines and penalties assessed by any System Operator or any Regulatory Authority due to Customer’s actions/inactions or the actions/inactions of any third party retained by Customer.

(j) All expenses associated with establishing and maintaining any accounts with, or receiving services from, any financial institution or System Operator providing Settlement, and all expenses in providing Bank with any services relating to Settlement.

(k) All expenses incurred by Bank in reviewing the Cardholder Agreement and related documents for compliance with Regulation E, the regulation of any Regulatory Authority and the Rules.

(l) All other expenses incurred by Bank in connection with customer service, processing of Card transactions, and administration of the Program, as provided in this Agreement (except those specifically made the responsibility of Bank pursuant to Section 7.2 above).

ARTICLE VIII - LIMITATION OF LIABILITY

SECTION 8.1. No Special Damages

In no event shall Bank be liable under any theory or tort, contract, strict liability or other legal or equitable theory for any lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether or not Bank has been advised of the possibility of such damages.

SECTION 8.2. Disclaimer of Warranties

Bank specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of marketability or fitness for a particular purpose, each of which is hereby excluded by agreement of the parties.

ARTICLE IX - TERM OF AGREEMENT

SECTION 9.1. Term

This Agreement is effective from the date hereof and shall extend for a period of three (3) years from such date (the “Original Term”). Each year of the Original Term and every extension or renewal of the Agreement shall be deemed a “Sponsorship Year”. After the expiration of the Original Term, this Agreement shall automatically be renewed for consecutive periods of three (3) Sponsorship Years each (a "Renewal Term") unless either party gives the other party written notice at least 180 days prior to the termination date of the Original Term or then current Renewal Term that the Agreement will not be renewed.

SECTION 9.2. Termination

(a) Either Bank or Customer shall have the right to terminate this Agreement upon occurrence of one or more of the following events:

i)

Failure by the other party to observe or perform, in any material respect, that party’s obligations to the other party hereunder, so long as the failure is not due to the actions or failure to act of the terminating party, but only if the failure continues for a period of (A) thirty (30) days after the non-performing party receives written notice from the other party specifying the failure in the case of a failure not involving the payment of money, or (B) ten (10) days after the non-performing party receives written notice from the other party specifying the failure in the case of a failure to pay any amount then due hereunder;

ii)

In the event any financial statement, representation, warranty, statement or certificate furnished to it by the other party in connection with or arising out of this Agreement is materially adverse to the terminating party and untrue as of the date made or delivered. In the event any material representation or warranty made to it by the other party is untrue as of the date made or delivered;

iii)

The other party (A) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law,

(B) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (C) making a general assignment for the benefit of creditors, or (D) taking corporate action for the purpose of effecting any of the foregoing;

iv)

The commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (A) relief in respect of the other party, or of a substantial part of its property or assets under Title of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar office for the other party or for a substantial part of its property or assets, or (C) the winding up or liquidation, of the other party, if such proceeding or petition shall continue un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days; or

v)

Upon any change to or enactment of any law or regulation, which would have a material adverse effect upon Customer’s or its Third Party Clients’ card program.

vi)

Upon any directive, order or ruling of a Regulatory Authority or court that requires that this Agreement or any material portions of the services provided under the Agreement be terminated or materially modified.

(b) Appropriate Notice of Termination and Transition Assistance. If the bank for any reason decides to terminate the sponsorship, the bank will provide Customer with at least one hundred eighty (180) days prior written notice to terminate Bank’s participation in any Program. In the event that the Bank elects to terminate any Card or any Program; or this Agreement is terminated for any reason, the Parties will cooperate to provide a smooth and orderly wind-down of the Program or Programs involved and to ensure a smooth transition for Customer and Third Party Client with any affected Cardholders.

SECTION 9.3. Survival of Payments and Survival of Obligations Upon Termination

Upon notice of termination of this Agreement pursuant to Section 9.2, Customer shall promptly notify all Cardholders of the cancellation of the Program with Bank and shall take appropriate action to cause all Cards to be canceled. This Agreement shall continue in full force and Bank shall continue to provide the services currently then being provided until such time as all Cards are so canceled, but in no event exceeding 180 days from notice of cancellation. If such termination is made by Bank pursuant to Section 9.2(a), Bank will be entitled to withhold and pay directly all Program expenses from Program Revenues including the costs of servicing the existing Cardholders by a servicing organization reasonably selected by Bank. In such event, Bank shall have no further obligation to accept any new Cardholder accounts from Customer.  If this Agreement is terminated for any other reason, then the parties shall bear their own costs and expenses associated with any conversion or termination.

SECTION 9.4. Disposition of Settlement Reserve

In the event of any notice of termination of this Agreement by Bank, Customer or the termination of a Program by a Third Party Client, or expiration of this Agreement, this Agreement shall remain in full force and effect with respect to all provisions regarding the Settlement Clearing Account (including Customer’s or Third Party Client’s obligations to fund the Settlement Clearing Account).

ARTICLE X – CONFIDENTIALITY

SECTION 10.1. Confidential Information

Under this Agreement, the parties may be disclosing to each other certain confidential and proprietary information including customer lists, business plans, software, data, prototypes, documentation, customer information, and other business and/or technical information, which shall be marked or labeled as “confidential” (the “Information”).

The receiving party shall hold the Information in confidence and shall exercise a reasonable degree of care to prevent such disclosure of the Information, which is at least as great as the care the party normally takes to preserve its own proprietary information. The receiving party shall use such Information only for the purpose of fulfilling its obligations under the Agreement; shall reproduce the Information only to the extent necessary for such purpose; shall restrict disclosure of the Information to its employees with a need to know or any regulatory authority having jurisdiction over Bank; and shall advise such employees of the nondisclosure obligation assumed herein.  The receiving party shall not disclose Information to any third party without prior written approval of the other party.

The above restrictions on the use of disclosure of Information shall not apply to any Information:

i)

which, as established by the receiving party’s written records, is  independently developed by the receiving party or its affiliated  company or lawfully received free of restriction from another source having the right to so furnish such Information;

ii)

after it has become generally available to the public without breach of this Agreement or any other agreement to which Customer is a  party;

iii)

which, as established by the receiving party’s written records, at the time of disclosure to the receiving party was known to such party or its affiliate company free of restraint;

iv)

which the disclosing party agrees in writing is free of such  restrictions;

v)

which is disclosed by a third party not under an obligation of  confidence;

vi)

which the receiving party is required to disclose pursuant to a  governmental or judicial order, provided that the receiving party  notifies the disclosing party of the pending disclosure prior to such  disclosure; or

vii)

to the receiving party’s independent auditors and Regulatory Authority.

All Information shall remain the property of the disclosing party and shall be returned upon written request or upon the receiving party’s determination that it no longer has a need for such Information.

The parties acknowledge that in the event either party breaches the terms of this Section 10.1, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies that may be available to it at law or under the terms of the Agreement.

SECTION 10.2. Access

Bank shall have full access to all account and Cardholder information in whatever form or medium it may be stored or collected.  This access is limited for purposes of program administration.  Any direct marketing or non program related contact with cardholder, or to solicit information will be conducted with the written consent of Customer.

SECTION 10.3. Survival

The terms of this Article X shall survive for five years following any termination or expiration of this Agreement.

ARTICLE XI - GENERAL PROVISIONS

SECTION 11.1. Indemnification

(a) Customer covenants and agrees to indemnify and hold harmless Bank, its parent or affiliates, and their respective officers, directors, employees and permitted assigns, as such, against any direct losses or expenses arising from any legal action, claim, demand or proceedings brought against any of them as a result of any misrepresentation, breach of warranty or failure to fulfill a covenant of this Agreement on the part of Customer, any act or omission of Customer or its providers which violates any law, bylaws or Regulations, or any claim relating to obligations owed to or by Customer or any third party retained by it; provided, that this provision shall not apply if such claim arises out of(i) an act of fraud, embezzlement or criminal activity by Bank, (ii) gross negligence, willful misconduct or bad faith by Bank, or (iii) the failure of Bank to comply with, or to perform its material obligations under, this Agreement.

(b) Bank covenants and agrees to indemnify and hold harmless Customer and its parent or affiliates, and their respective officers, directors, employees, and permitted assigns, as such, against any direct, losses or expenses arising from any legal action, claim, demand, or proceedings brought against any of them as a result of any misrepresentation, breach of warranty or failure to fulfill a covenant of this Agreement on the part of Bank, any act or omission of Bank or its providers which violates any law, by-laws or Regulations, or any claim relating to obligations owed to or by Bank or any third party retained by it (except to the extent that Customer has agreed to fulfill such obligation under this Agreement); provided, that this provision shall not apply if such claim arises out of (i) an act of fraud, embezzlement or criminal activity by Customer, (ii) gross negligence, willful misconduct or bad faith by Customer, or (iii) the failure of Customer to comply with, or to perform its material obligations under, this Agreement.

(c) If any claim or demand is asserted against any party or parties (individually or collectively, the “Indemnified Party”) by any person who is not a party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) above, written notice of such claim or demand shall promptly be given to any party or parties (individually or collectively, the “Indemnifying Party”) from who indemnification may be sought.  The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the right of the Indemnified Party to Participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the mailer the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. Any damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.

(d) Notwithstanding Bank’s right to review and/or approve Customer’s performance of Customer’s obligations under this Agreement, Bank shall not be liable to Customer for any damages, losses, claims or liabilities incurred by Customer as a result of or arising from Bank’s review and/or approval and Customer shall indemnify and hold Bank harmless from any damages, losses, claims or liabilities incurred by Bank as a result of any matter over which Bank has a right of review  and/or approval under this Agreement.

(e) The provisions of this Section 11.1 and of Section 11.2 shall survive termination or expiration of this Agreement.

SECTION 11.2. Disclosure

(a) Each party shall promptly notify the other of any action, suit, proceeding, facts and circumstances, and the threat of reasonable prospect of same, which might give rise to any indemnification hereunder or which might materially and adversely affect either party’s ability to perform this Agreement.

(b) Each party represents and warrants to the other that it has no knowledge of any pending or threatened suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director, or employee which has not been previously disclosed in writing and which would materially and adversely affect its financial condition, or its ability to perform this Agreement.

SECTION 11.3. Legal Compliance

Each party represents and warrants to the other that it is familiar with the requirements of all applicable consumer protection laws applicable to it which relate to the Cards and its obligations hereunder, and agrees that it will comply, in all material respects, with all such laws and regulations and all other applicable laws and regulations relating to its activities under this Agreement, now and in the future. Nothing in this Section 11.3 shall relieve Customer of its obligations under this Agreement including, without limitation, the requirements of Sections 2.3, 2.4 and 2.11.

SECTION 11.4. Relationship of Parties

Bank and Customer agree they are independent contractors to each other in performing their respective obligations hereunder.  Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Customer to be treated as partners, joint ventures, or otherwise as joint associates for profit.

SECTION 11.5. Regulatory Examinations and Financial Information

Customer agrees to submit to any examination, at Customer’s principal business location, which may be required by any Regulatory Authority (other than Bank) with audit and examination authority over Bank, to the fullest extent of such Regulatory Authority. Customer shall also provide to Bank any information, which may be required by any Regulatory Authority in connection with their audit or review of Bank or the Program and shall reasonably cooperate with such Regulatory Authority in connection with any audit or review of Bank.  Upon the request of Bank, Customer shall each year, furnish Bank, at Customer’s expense, with audited financial statements prepared by a certified public accountant or in such other form acceptable to the Bank.  Customer shall also provide such other information as Bank may from time to time reasonably request with respect to the financial condition of Customer and such other information as Bank may from time to time reasonably request with respect to third parties retained by Customer.

SECTION 11.6. Governing Law; Arbitration

This Agreement shall be construed and performed in accordance with the laws of the State of California. In the event of any dispute between Bank and Customer relating to this Agreement, or their performance under this Agreement, Bank and Customer agree that such dispute will be resolved by means of arbitration accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  Such arbitration will proceed in San Francisco County, State of California. In any dispute between the parties that may be arbitrated under this Agreement, if the aggregate of all claims and the aggregate of all counterclaims each is an amount less than $[***] the arbitration will be heard by a panel of one arbitrator, appointed by the AAA. If the aggregate amount of the claims or counterclaims exceeds $[***] a panel of three arbitrators appointed by the AAA will hear the arbitration.  The arbitration decision will be binding upon Bank and Customer.  Either party will forfeit the dispute if this clause is not adhered to. Depositions may be taken and other discovery obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings to the same extent as authorized by the California Code of Civil Procedure.  The arbitrator(s) will be limited to awarding compensatory damages and will have no authority to award punitive, exemplary or similar type damages.  The prevailing party in the arbitration proceeding will be entitled to recover its expenses including the costs of the arbitration proceeding, expert witness fees and reasonable attorneys’ fees.

SECTION 11.7. Severability

In the event that any part of this Agreement is deemed by a court, Regulatory Authority Confidential material redacted and filed separately with the Commission

(other than Bank), or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 11.8. Survival

All representations and warranties herein shall survive any termination or expiration of this Agreement.

SECTION 11.9. Successors and Third Parties

Except as limited by Section 11.10, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the parties and their successors and permitted assigns.

SECTION 11.10. Assignment

The rights and obligations of Customer under this Agreement are personal and may not be assigned either voluntarily or by operation of law, without prior written consent from Bank.  This consent shall not be unreasonably withheld or delayed.

SECTION 11.11. Notices

All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other party at the address and facsimile set forth below, or at such other address of which the notifying party hereafter receives notice in conformity with this section. All such notices, requests, and approvals shall be deemed given upon the earlier of receipt and acknowledgement of facsimile transmission during the normal business day or actual receipt, evidenced by a common carrier, thereof.  All such notices, requests and approvals shall be addressed to the attention of:

If to Customer:	Mark Newcomer	If to Bank:	Andre Herrera
Title:	President	Title:	V.P. Stored Value Services
Company:	3PEA International, Inc.	Bank:	Monterey County Bank
Address:	3068 E. Sunset Road, Suite 3 Las Vegas, NV 89120	Address:	601 Munras Avenue Monterey, CA 93940
Fax Number:	(702) 453-2223	Fax Number:	(831) 642-6083

SECTION 11.12. Assignment; Change in Ownership

The rights and obligations of Customer under this Agreement are personal and may not be assigned either voluntarily or by operation of law, without prior written consent from Bank. Customer shall not change its ownership by more than twenty-five (25) percent without Bank’s prior written consent.

SECTION 11.13. Waivers

Neither party shall be deemed to have waived any of its rights, power, or remedies hereunder except in writing signed by an authorized agent or representative of the party to be charged. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of the other party to be performed or complied with.  The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 11.14. Entire Agreement; Amendments

This Agreement constitutes the entire Agreement between the parties and supersedes all prior Agreements, understandings, and arrangements, oral or written, between the parties with respect to the subject matter hereof.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

SECTION 11.15. Counterparts

This Agreement may be executed and delivered by the parties in counterpart, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by the parties’ authorized officers or representatives and shall be effective as of the date first above written.

Customer		Bank
By:	/s/ Mark Newcomer	By:	/s/ Andre Herrera
Name:	Mark Newcomer	Name:	Andre Herrera
Title:	President	Title:	CIO / V.P. Stored Value Services

ADDENDUM

STORED VALUE SPONSORSHIP

Network / Interchange Fees:

[***]

Miscellaneous Third-Party Fees:

[***]

Program Revenue and Interchange Revenue:

[***]

Transaction Fees:

[***]

Tiers	Monthly transactions	Price per transaction
Tier 1	[***]	$[***]
Tier 2	[***]	$[***]
Tier 3	[***]	$[***]

[***]

.

Monthly Minimum:

[***]

.

Funding of Accounts

[***]

***	Confidential material redacted and filed separately with the Commission